Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Third Quarter 2021 Financial and Operating Results

Favorable commodity prices and strong operational performance in the G&P segment delivers third quarter 2021 net loss of $39.6 million, Adjusted EBITDA of $139.9 million, and distributable cash flow to common unitholders of $85.8 million

Positive free cash flow during the quarter results in enhanced financial strength and flexibility,

highlighted by a leverage ratio of 3.45x and distribution coverage of 2.18x

Entered into a new long-term agreements with Continental Resources in the Powder River Basin and

Novo in the Delaware Basin

Strong year-to-date results position Crestwood to meet or exceed the upper end of its previously announced FY Adjusted EBITDA guidance of $570 million—$600 million

Crestwood expands core Williston and Delaware Basin footprints with acquisition of Oasis Midstream in an equity and cash financed transaction for $1.8 billion

HOUSTON, TEXAS, October 26, 2021 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) today reported its financial and operating results for the three months ended September 30, 2021.

Third Quarter 2021 Highlights (1)

•	Third quarter 2021 net loss of $39.6 million, compared to net income of $4.6 million in third quarter 2020

•	Third quarter 2021 Adjusted EBITDA of $139.9 million, a 3% increase compared to $136.0 million in the third quarter 2020

•	Third quarter 2021 distributable cash flow to common unitholders of $85.8 million; Third quarter 2021 distribution coverage ratio was 2.18x

•	Ended September 30, 2021, with approximately $2.1 billion in total debt and a 3.45x leverage ratio; Crestwood had $251 million drawn under its $1.25 billion revolver as of September 30, 2021

•	Announced third quarter 2021 cash distribution of $0.625 per common unit, or $2.50 per common unit on an annualized basis, payable on November 12, 2021, to unitholders of record as of November 5, 2021

Recent Highlights

•

In a separate press release issued this morning, Crestwood announced that it has entered into a definitive merger agreement to acquire Oasis Midstream Partners LP (NASD: OMP) (“Oasis Midstream”) in an equity and cash financed transaction valued at approximately $1.8 billion. The combined company will have an enterprise value of approximately $7 billion and is expected to generate pro forma 2021E Adjusted EBITDA greater than $820 million. The transaction further solidifies Crestwood’s competitive position as a leading service provider in the Williston Basin with exposure to approximately 1,200 tier 1 drilling locations and 535,000 dedicated acres and expands the company’s relationship with Oasis Petroleum. Additionally, Oasis Midstream’s Wild Basin gathering and processing assets are highly complementary with Crestwood’s Arrow gathering

(1)	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

NEWS RELEASE

system and Bear Den processing complex which provides for immediate integration and optimization opportunities to drive substantial cost savings, commercial synergies and better utilization of available gas processing capacity.

•

In the Powder River Basin, Crestwood has signed a long-term agreement with Continental Resources, Inc. (NYSE: CLR) (“Continental”) that includes a large acreage dedication in Converse County, Wyoming, directly north of the Jackalope system’s existing footprint, that will improve long term utilization of available natural gas processing capacity at the Bucking Horse complex.

•

In the Delaware Permian, Crestwood has signed a long-term, fixed fee natural gas gathering and processing agreement with Novo Oil and Gas (“Novo”) to support its on-going development program in the basin and will improve long term utilization of available gas processing capacity at the Orla complex.

Management Commentary

“I am pleased to announce another exceptional quarter for Crestwood as favorable commodity prices led to increased producer activity across our G&P assets driving Adjusted EBITDA of $139.9 million, distributable cash flow of $85.8 million, and free cash flow after distributions of $17.5 million. When combined with the divestiture of Stagecoach in July 2021, Crestwood’s midstream portfolio performance has driven accelerated balance sheet improvement to a third quarter leverage ratio of 3.45x and a distribution coverage ratio of 2.18x. Based on year-to-date results and the current commodity price environment, Crestwood expects to end full-year 2021 at or above the high end of its previously announced Adjusted EBITDA guidance range of $570 million to $600 million,” said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Additionally, the recently announced transactions with Oasis Midstream in the Bakken, Continental Resources in the Powder River Basin and Novo in the Delaware Basin position us to drive our long-term organic growth strategy through continued disciplined capital investment while optimizing existing assets and using our operating leverage to attract new opportunities in our core basins.”

Mr. Phillips continued, “Strategically, the announcement today to acquire Oasis Midstream, with complementary systems in the Williston and Delaware Basins, allows us to expand Crestwood’s G&P footprint in two of our core growth basins and makes the company a top midstream operator in the Williston Basin. The increase in dedicated acreage and undrilled inventory in the Williston Basin positions us for long term growth in a world-class resource play that is currently enjoying strong commodity prices that should drive further near-term supply development. Financially, the combination creates immediate financial scale that results in Crestwood’s pro forma 2021E Adjusted EBITDA of greater than $820 million and a combined company enterprise value of approximately $7 billion. As we quickly and efficiently integrate the Oasis Midstream operations, we expect the transaction to be immediately accretive to distributable cash flow per unit and to support a distribution increase of approximately 5% which improves our return to unitholders. In summary, 2021 has been an incredible year for Crestwood with the earlier buyout of First Reserve, the sale of Stagecoach, and now the combination with Oasis Midstream positioning Crestwood to be a consolidator of midstream assets across the industry.”

Third Quarter 2021 Segment Results and Outlook

NOTE: As a result of the pending acquisition of Oasis Midstream, Crestwood anticipates that it will re-evaluate its segments for reporting purposes in the near future.

Gathering and Processing (G&P) segment EBITDA totaled $131.4 million in the third quarter 2021, an increase of 22% compared to $108.0 million in the third quarter 2020. The third quarter 2021 excludes an $18.5 million loss on long-lived assets related to the transfer of compressor assets in the southwest Marcellus to the Delaware Basin and third quarter 2020 excludes a $19.1 million loss on long-lived

NEWS RELEASE

assets related to the sale of the Fayetteville assets. In an effort to optimize operating expenses and growth capital, Crestwood will relocate the compressors from the southwest Marcellus to meet increasing demand for gathering services on its Willow Lake system in the Delaware Basin. During the third quarter 2021, segment cash flow increased as a result of the positive impact of favorable commodity prices on Crestwood’s percent of proceeds (“POP”) and percent of index (“POI”) contracts in the Bakken and Barnett, combined with producer development activity that drove increases in throughput across all key basins. Most notably, there was a 17% and 14% increase in Arrow natural gas gathering and processing volumes, respectively, a 41% and 37% increase in Powder River Basin gathering and processing volumes, respectively, a 41% and 79% increase in Delaware Permian natural gas gathering and processing volumes, respectively, and a 16% increase in Barnett gathering volumes. Crestwood expects fourth quarter results to benefit from continued producer development activity and the continued positive impact of current commodity prices.

Storage and Transportation (S&T) segment EBITDA totaled $3.7 million in the third quarter 2021 compared to $14.7 million in the third quarter 2020. The reduction of segment cash flow in the third quarter 2021 was a result of the divestiture of Stagecoach Gas Services LLC (“Stagecoach”) to Kinder Morgan Inc. (NYSE: KMI) on July 9, 2021, for approximately $1.2 billion. Crestwood and Consolidated Edison continue to own Twin Tier Pipeline LLC, a subsidiary of Stagecoach, in a 50/50 joint venture and expect the divestiture of this final remaining subsidiary to close in November 2021, generating additional proceeds of $30 million or $15 million net to Crestwood. At the COLT Hub, rail loading volumes during the third quarter 2021 were 41 MBbls/d, a decrease of 4% year-over-year, as more barrels have returned to the Dakota Access Pipeline for takeaway out of the basin. During the quarter, Tres Palacios benefitted from higher natural gas prices and continued increased interest from downstream counterparties.

Marketing, Supply & Logistics (MS&L) segment EBITDA totaled $12.0 million, compared to $11.9 million during the third quarter of 2020. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. During the third quarter 2021, the MS&L segment benefited from favorable margins in its crude and natural gas marketing business, offset by the continued impact of NGL market backwardation and fewer butane storage opportunities during the quarter. Crestwood is positioned to benefit from colder weather conditions typically experienced during the fourth and first quarters with significant flexibility to optimize its 10.0 MMBbls of propane storage during the winter months.

Expenses

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the third quarter 2021 were $44.6 million compared to $42.5 million in the third quarter 2020. O&M expenses were relatively flat year-over-year while G&A expenses increased year-over-year as a result of higher employee-related expenses related to supporting higher commercial and volumetric activity across the asset base in 2021.

Third Quarter 2021 Business Update

Bakken

During the third quarter 2021, the Arrow system averaged crude oil gathering volumes of 82 MBbls/d, natural gas gathering volumes of 139 MMcf/d, natural gas processing volumes of 131 MMcf/d, and water gathering volumes of 90 MBbls/d. Recently, the Arrow system achieved a new daily gas gathering record of 155 MMcf/d. The record natural gas gathering volumes were driven by increased gas capture across the Arrow system as a result of flare minimization efforts and increasing gas-to-oil ratios (GORs) across the basin, which offset lower crude oil and produced water volumes year-over-year. Additionally, during the quarter the Arrow system outperformed cash flow expectations as a result of the favorable impact higher commodity prices had on its NGL and natural gas POP contracts. Based on current favorable commodity prices, Crestwood expects to continue to benefit from its blend of fixed fee and POP contracts during the fourth quarter 2021.

NEWS RELEASE

Crestwood invested $5.1 million in the Bakken during the quarter on system optimization projects and incremental system compression. During the quarter, Crestwood connected ten three-product and eight water-only wells which positions the company to achieve its previously guided full-year 2021 range of 30 – 45 new well connects.

Powder River Basin

During the third quarter 2021, the Powder River Basin system averaged natural gas gathering volumes of 102 MMcf/d and processing volumes of 98 MMcf/d, increases of 41% and 37%, respectively. Year-over-year volumes increases were primarily a result of Chesapeake Energy (NYSE: CHK) (“Chesapeake”) resuming production in early 2021 on previously shut-in volumes. Currently, there are two rigs operating on the Jackalope system. In August 2021, Chesapeake resumed drilling activities and expects to drill four wells in the fourth quarter that will be connected to the Jackalope system by mid-2022. On the eastern portion of the Jackalope system, a large public E&P company is operating the second active rig where the producer has dedicated certain incremental drilling service units (DSUs) to Crestwood. Based on this incremental rig activity, four wells were connected to Jackalope during the third quarter 2021, and Crestwood anticipates an incremental six wells to be connected during the fourth quarter 2021.

During the quarter, Crestwood was actively engaged in commercial discussion with new third-party customers to optimize utilization of the Bucking Horse processing facilities. Recently, Crestwood successfully executed a new long-term agreement with Continental, a new entrant into the basin, to support the company’s development program. As part of the long-term agreement, Continental dedicated a large acreage position in Converse County, Wyoming to Crestwood that is directly north of Jackalope’s existing footprint. Crestwood will extend the Jackalope system to transport Continental’s volumes to the Bucking Horse processing complex. Based on timing of capital investments for the required infrastructure, Crestwood does not expect any changes to its previously stated 2021E growth capital range of $35 million to $45 million.

Diaco Aviki, Crestwood’s Senior Vice President of G&P Commercial, commented, “We very excited to welcome Continental as a new customer in the Powder River Basin and look forward to providing excellent customer service and flow assurance to support their new development program.”

Delaware Basin

During the third quarter 2021, Crestwood’s Delaware Basin natural gas gathering assets averaged volumes of 260 MMcf/d, a 41% increase year-over-year, and processing volumes of 104 MMcf/d, a 79% increase year-over-year. These volumetric increases are largely driven by the increase in rig activity on the Willow Lake system that began earlier in the year as a result of the favorable commodity price environment. On the produced water system, gathering and disposal volumes averaged 42 MBbls/d during the third quarter 2021 as the anchor producer re-used incremental volumes for its frac program during the quarter. As a result of the anchor producer’s increased development activity, Crestwood expects to drill two incremental saltwater disposal wells (SWDs) that will expand permitted disposal capacity by approximately 60,000 barrels per day.

In Eddy County, New Mexico, Crestwood has signed a new long-term, fixed fee natural gas gathering and processing agreement with Novo Oil and Gas (“Novo”), a private EnCap Investments LP portfolio company. Based on the current commodity price environment, Novo’s planned development program is expected to result in more than 90 new well connects to the Willow Lake system through 2023, including 12 wells in the fourth quarter 2021. When paired with the 13 wells connected during the third quarter, Crestwood now expects to exceed to the top end of its well connect range of 65 – 75 new well connects for 2021.

NEWS RELEASE

Capitalization and Liquidity Update

In the third quarter 2021, Crestwood invested approximately $9.5 million in growth capital (excluding litigation-related capital pertaining to the Bear Den II processing plant), primarily focused on optimization projects at Arrow, including incremental compression and upgrades to the produced water system. Crestwood generated approximately $17.5 million in free cash flow after distributions(1) and significantly reduced total debt outstanding by using its proceeds from the divestiture of Stagecoach to repay outstanding borrowings on its revolving credit facility. As of September 30, 2021, Crestwood had approximately $2.1 billion of debt outstanding, comprised of $1.8 billion of fixed-rate senior notes and $251 million outstanding under its $1.25 billion revolving credit facility, resulting in a leverage ratio of 3.45x. Crestwood currently has approximately $1.0 billion of liquidity under its revolving credit facility. With its leverage ratio below the target range of 3.50x – 3.75x, Crestwood has the flexibility to focus on its capital allocation priorities and to opportunistically optimize its capital structure.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

During the quarter, Crestwood conducted a refresh of its materiality assessment to evaluate and identify its on-going risks and opportunities to ensure its material ESG issues are still relevant in the changing and evolving ESG landscape. Through this process, Crestwood engaged with key stakeholders and investors to assess and identify Crestwood’s management and disclosure of key ESG issues that will help inform Crestwood’s next three-year sustainability strategy, which will include developing a carbon management plan, as the company continues to position itself as a MLP midstream ESG industry leader.

As part of developing its carbon management plan, Crestwood remains focused on opportunities to reduce its methane emissions across its asset base. In September 2021, Crestwood began to pilot continuous methane emissions monitoring on its Jackalope gas gathering system in Douglas, Wyoming. Crestwood has selected Scientific Aviation’s SOOFIE device while evaluating additional next-generation applications as part of its ongoing initiatives to find more robust and faster ways to detect and mitigate emissions. Based on results from the pilot program, Crestwood aims to deploy continuous methane emissions monitoring at key operations while improving its emissions performance by the fourth quarter 2022.

Mr. Phillips, commented, “Crestwood is committed to best-in-class environmental performance and reducing our methane emissions remains a critical component of our sustainability strategy. This initiative will help us quantify our methane emissions and enhance our methane management, while supporting a lower-carbon future. Our goal will be to eventually implement continuous emissions monitoring across our entire gathering and processing segment as a vital foundation to our carbon management plan.”

(1)	Free cash flow is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders.

NEWS RELEASE

For up-to-date information on Crestwood’s on-going commitment to sustainability please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood’s management intends to participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	RBC Capital Markets Midstream and Energy Infrastructure Conference, November 16 – 17, 2021, Dallas, Texas

•	Capital One Securities 16th Annual Energy Conference, December 6 – 8, 2021, virtual

•	Wells Fargo Securities Midstream and Utility Symposium, December 8 – 9, 2021, virtual

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood Tuesday, October 26, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the internet. Investors will be able to connect to the webcast via the Investors page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. These non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income, or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

NEWS RELEASE

No Offer or Solicitation

This communication relates to the proposed transaction between Oasis Midstream and Crestwood. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote approval, in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Crestwood will file a registration statement on Form S-4, including a preliminary consent statement/prospectus for the unitholders of Oasis Midstream with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND UNITHOLDERS OF CRESTWOOD AND OASIS MIDSTREAM ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PRELIMINARY CONSENT STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. The definitive consent statement/prospectus, when available, will be sent to unitholders of Oasis Midstream in connection with the solicitation of consents of Oasis Midstream unitholders relating to the proposed transactions. Investors and unitholders may obtain a free copy of the preliminary or definitive consent statement/prospectus (each when available) filed by Crestwood or Oasis Midstream with the SEC from the SEC’s website at www.sec.gov. Unitholders and other interested parties will also be able to obtain, without charge, a copy of the preliminary or definitive consent statement/prospectus and other relevant documents (when available) from Crestwood’s website at https://www.crestwoodlp.com/investors/ or from Oasis Midstream’s website at http://oasismidstream.investorroom.com.

Participants in the Solicitation

Crestwood, Oasis Midstream and their respective directors, executive officers and general partners, and Oasis Petroleum and its directors and executive officers may be deemed to be participants in the solicitation of consents from the unitholders of Oasis Midstream. Information about these persons is set forth in the Crestwood’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 26, 2021, Oasis Midstream’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 8, 2021, and subsequent statements of changes in beneficial ownership on file for each of Crestwood and Oasis Midstream with the SEC. Unitholders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ unitholders generally, by reading the preliminary or definitive consent statement/prospectus, or other relevant documents regarding the transaction (if and when available), which may be filed with the SEC.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood

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Equity Partners LP at http://www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Crestwood Equity Partners LP

Investor Contacts

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Senior Vice President, Investor Relations, ESG & Corporate Communications

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Vice President, Sustainability and Corporate Communications

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Gathering and processing	$170.8	$145.2	$498.3	$474.6
Storage and transportation	2.0	3.5	6.0	10.1
Marketing, supply and logistics	1,046.4	359.6	2,659.1	1,089.2
Related party	7.1	10.9	25.2	25.9

Total revenues	1,226.3	519.2	3,188.6	1,599.8
Cost of products/services sold	1,099.3	358.7	2,710.3	1,118.8
Operating expenses and other:
Operations and maintenance	31.6	31.0	90.2	100.2
General and administrative	25.9	19.6	67.4	64.0
Depreciation, amortization and accretion	64.6	60.8	182.6	177.9
Loss on long-lived assets, net	18.5	21.3	19.6	26.1
Goodwill impairment	—	—	—	80.3

	140.6	132.7	359.8	448.5
Operating income (loss)	(13.6)	27.8	118.5	32.5
Earnings (loss) from unconsolidated affiliates, net	4.9	10.5	(125.9)	24.4
Interest and debt expense, net	(30.9)	(33.7)	(102.0)	(100.3)
Loss on modification/extinguishment of debt	—	—	(6.7)	—
Other income, net	0.1	—	0.2	0.2

Income (loss) before income taxes	(39.5)	4.6	(115.9)	(43.2)
(Provision) benefit for income taxes	(0.1)	—	(0.1)	0.1

Net income (loss)	(39.6)	4.6	(116.0)	(43.1)
Net income attributable to non-controlling partner	10.3	10.3	30.7	30.4

Net loss attributable to Crestwood Equity Partners LP	(49.9)	(5.7)	(146.7)	(73.5)
Net income attributable to preferred units	15.0	15.0	45.0	45.0

Net loss attributable to partners	$(64.9)	$(20.7)	$(191.7)	$(118.5)

Net loss per limited partner unit:
Basic and Diluted	$(1.03)	$(0.28)	$(2.88)	$(1.62)

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	September 30, 2021	December 31, 2020
	(unaudited)
Cash	$14.3	$14.0
Outstanding debt:
Revolving Credit Facility	$250.5	$719.0
Senior Notes	1,800.0	1,787.2
Other	0.2	0.4

Subtotal	2,050.7	2,506.6
Less: deferred financing costs, net	25.6	22.6

Total debt	$2,025.1	$2,484.0

Partners’ capital
Total partners’ capital	$1,076.3	$1,655.4
Common units outstanding	62.9	74.0

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(39.6)	$4.6	$(116.0)	$(43.1)
Interest and debt expense, net	30.9	33.7	102.0	100.3
Loss on modification/extinguishment of debt	—	—	6.7	—
Provision (benefit) for income taxes	0.1	—	0.1	(0.1)
Depreciation, amortization and accretion	64.6	60.8	182.6	177.9

EBITDA (a)	$56.0	$99.1	$175.4	$235.0
Significant items impacting EBITDA:
Unit-based compensation charges	12.9	8.1	22.8	17.3
Loss on long-lived assets, net	18.5	21.3	19.6	26.1
Goodwill impairment	—	—	—	80.3
(Earnings) loss from unconsolidated affiliates, net	(4.9)	(10.5)	125.9	(24.4)
Adjusted EBITDA from unconsolidated affiliates, net	9.8	20.4	56.5	57.6
Change in fair value of commodity inventory-related derivative contracts	46.8	(3.0)	48.9	12.7
Significant transaction and environmental related costs and other items	0.8	0.6	1.9	10.6

Adjusted EBITDA (a)	$139.9	$136.0	$451.0	$415.2
Distributable Cash Flow (b)
Adjusted EBITDA (a)	$139.9	$136.0	$451.0	$415.2
Cash interest expense (c)	(29.4)	(32.2)	(97.3)	(98.2)
Maintenance capital expenditures (d)	(4.8)	(1.6)	(13.1)	(8.0)
Adjusted EBITDA from unconsolidated affiliates, net	(9.8)	(20.4)	(56.5)	(57.6)
Distributable cash flow from unconsolidated affiliates	9.0	19.5	53.3	54.5
PRB cash received in excess of recognized revenues (e)	6.3	9.5	18.6	21.7
(Provision) benefit for income taxes	(0.1)	—	(0.1)	0.1

Distributable cash flow attributable to CEQP	111.1	110.8	355.9	327.7
Distributions to preferred	(15.0)	(15.0)	(45.0)	(45.0)
Distributions to Niobrara preferred	(10.3)	(9.3)	(30.9)	(27.8)

Distributable cash flow attributable to CEQP common	$85.8	$86.5	$280.0	$254.9

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.

(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating Cash Flows to Adjusted EBITDA
Net cash provided by operating activities	$79.4	$111.9	$372.9	$295.3
Net changes in operating assets and liabilities	(25.1)	(15.5)	(114.8)	(26.9)
Amortization of debt-related deferred costs	(1.7)	(1.7)	(5.1)	(4.9)
Interest and debt expense, net	30.9	33.7	102.0	100.3
Unit-based compensation charges	(12.9)	(8.1)	(22.8)	(17.3)
Loss on long-lived assets, net	(18.5)	(21.3)	(19.6)	(26.1)
Goodwill impairment	—	—	—	(80.3)
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions received	3.6	—	(137.5)	(5.4)
Deferred income taxes	0.3	0.1	0.4	0.4
Provision (benefit) for income taxes	0.1	—	0.1	(0.1)
Other non-cash income	(0.1)	—	(0.2)	—

EBITDA (a)	$56.0	$99.1	$175.4	$235.0
Unit-based compensation charges	12.9	8.1	22.8	17.3
Loss on long-lived assets, net	18.5	21.3	19.6	26.1
Goodwill impairment	—	—	—	80.3
(Earnings) loss from unconsolidated affiliates, net	(4.9)	(10.5)	125.9	(24.4)
Adjusted EBITDA from unconsolidated affiliates, net	9.8	20.4	56.5	57.6
Change in fair value of commodity inventory-related derivative contracts	46.8	(3.0)	48.9	12.7
Significant transaction and environmental related costs and other items	0.8	0.6	1.9	10.6

Adjusted EBITDA (a)	$139.9	$136.0	$451.0	$415.2
Distributable Cash Flow (b)
Adjusted EBITDA (a)	$139.9	$136.0	$451.0	$415.2
Cash interest expense (c)	(29.4)	(32.2)	(97.3)	(98.2)
Maintenance capital expenditures (d)	(4.8)	(1.6)	(13.1)	(8.0)
Adjusted EBITDA from unconsolidated affiliates, net	(9.8)	(20.4)	(56.5)	(57.6)
Distributable cash flow from unconsolidated affiliates	9.0	19.5	53.3	54.5
PRB cash received in excess of recognized revenues (e)	6.3	9.5	18.6	21.7
(Provision) benefit for income taxes	(0.1)	—	(0.1)	0.1

Distributable cash flow attributable to CEQP	111.1	110.8	355.9	327.7
Distributions to preferred	(15.0)	(15.0)	(45.0)	(45.0)
Distributions to Niobrara preferred	(10.3)	(9.3)	(30.9)	(27.8)

Distributable cash flow attributable to CEQP common	$85.8	$86.5	$280.0	$254.9
Free Cash Flow After Distributions (f)
Distributable cash flow attributable to CEQP common	$85.8	$86.5	$280.0	$254.9
Less: Growth capital expenditures	29.0	10.9	40.9	138.1
Less: Distributions to common unitholders	39.3	46.0	117.9	137.4

Free cash flow after distributions	$17.5	$29.6	$121.2	$(20.6)

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

(f)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with GAAP as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Gathering and Processing
Revenues	$296.8	$190.1	$814.0	$573.8
Costs of product/services sold	150.1	63.2	387.2	192.8
Operations and maintenance expenses	19.5	19.4	55.6	65.7
Loss on long - lived assets, net	(18.5)	(19.1)	(19.7)	(23.7)
Goodwill impairment	—	—	—	(80.3)
Earnings from unconsolidated affiliates, net	4.2	0.5	4.4	0.3

EBITDA	$112.9	$88.9	$355.9	$211.6
Storage and Transportation
Revenues	$4.3	$5.4	$13.8	$17.0
Costs of product/services sold	(0.2)	—	(0.2)	0.3
Operations and maintenance expenses	1.5	0.7	3.1	2.8
Earnings (loss) from unconsolidated affiliates, net	0.7	10.0	(130.3)	24.1

EBITDA	$3.7	$14.7	$(119.4)	$38.0
Marketing, Supply and Logistics
Revenues	$925.2	$323.7	$2,360.8	$1,009.0
Costs of product/services sold	949.4	295.5	2,323.3	925.7
Operations and maintenance expenses	10.6	10.9	31.5	31.7
Gain (loss) on long-lived assets, net	—	(2.4)	0.1	(2.6)

EBITDA	$(34.8)	$14.9	$6.1	$49.0
Total Segment EBITDA	$81.8	$118.5	$242.6	$298.6
Corporate	(25.8)	(19.4)	(67.2)	(63.6)

EBITDA	$56.0	$99.1	$175.4	$235.0

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Gathering and Processing
Gas gathering volumes (MMcf/d)
Bakken - Arrow	139.2	119.1	138.4	109.3
Powder River Basin - Jackalope	102.0	72.1	100.0	105.5
Marcellus	225.6	250.2	229.3	259.9
Barnett	248.1	213.1	214.9	224.5
Delaware (a)	260.3	184.4	221.6	201.6
Other	—	28.9	—	27.5

Total gas gathering volumes	975.2	867.8	904.2	928.3
Processing volumes (MMcf/d)
Bakken - Arrow	130.7	114.9	132.5	103.9
Powder River Basin - Jackalope	98.2	71.5	97.3	99.9
Other	180.5	141.8	151.8	143.0

Total processing volumes	409.4	328.2	381.6	346.8
Compression volumes (MMcf/d)	253.6	358.4	260.2	357.4
Arrow
Bakken - Crude oil gathering volumes (MBbls/d)	81.6	107.0	90.4	107.7
Bakken - Water gathering volumes (MBbls/d)	90.0	96.9	85.0	86.4
Delaware - Water gathering volumes (MBbls/d) (a)	42.3	46.4	46.9	29.1
Storage and Transportation
Gulf Coast Storage—firm contracted capacity (Bcf) (a)	28.8	30.5	29.4	30.1
% of operational capacity contracted	75%	79%	76%	78%
Firm storage services (MMcf/d) (a)	225.7	285.4	313.6	297.3
Interruptible services (MMcf/d) (a)	102.0	52.1	78.4	64.3
COLT Hub
Rail loading (MBbls/d)	40.7	42.4	46.1	48.0
Outbound pipeline (MBbls/d) (b)	20.5	22.6	16.3	15.3
Marketing, Supply and Logistics
NGL volumes sold or processed (MBbls/d)	151.2	78.5	138.9	81.3
NGL volumes trucked (MBbls/d)	16.2	14.9	18.4	18.1

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.